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          Exhibit 11 - Statement Re:  Computation of Basic and Diluted
                           Earnings Per Share (Unaudited)

				                  Three Months Ended June 30,    Six Months Ended June 30,
               					       1998		     1997		               1998	 	     1997


BASIC EARNINGS PER SHARE

	Net Income		              $ 4,802	   $ 3,981		          $10,959	   	  9,205
                           =======    =======            =======      ======

	Weighted average shares
  	outstanding   	   	      13,351	    13,005		          $13,373	    	12,995
                           =======    =======            =======     =======

	Basic earnings per share	$    .36	   $   .31		          $   .82		    $  .71
                          ========    =======            =======     =======

DILUTED EARNINGS PER SHARE

	Weighted average number of
 	shares outstanding	       13,351	    13,005		          13,373    		12,995

	Net effect of dilutive
  stock options, based on
  the treasury stock
  method		                      19	        20		             18           18
                          ________    _______           ______      ________

	Total diluted shares used
  in computation		          13,370	    13,025		         13,391	     	13,013
                           =======    =======          =======      =======
	Diluted earnings per
  share	                   $   .36	   $   .31		        $   .82		    $   .71
                           =======    =======          =======      =======

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